SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                    Puradyn Filter Technologies Incorporated
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

                    Puradyn Filter Technologies Incorporated
                              2017 High Ridge Road
                          Boynton Beach, Florida 33426
                  Telephone 561-547-9499 Facsimile 561-547-4025


                                                     June 6, 2003


Dear Stockholder:

         You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Puradyn Filter Technologies Incorporated, to be held on Wednesday, July 16, 2003 at 10:00 a.m. at the Holiday Inn Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426. The formal Notice of the 2003 Annual Meeting of Stockholders and Proxy Statement are attached.

         The matters to be acted upon by our stockholders are set forth in the Notice of 2003 Annual Meeting of Stockholders and include,

o        the election of our Board of Directors;

o the ratification of the engagement of Ernst & Young LLP as our independent auditors;

o the approval of such other matters as may properly come before the meeting.

         It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

         I hope that you will attend the meeting in person, at which time I will review the business and operations of Puradyn Filter Technologies Incorporated.


                                         Sincerely,


                                         /s/ Richard C. Ford
                                         ------------------------
                                         Richard C. Ford
                                         Chief Executive Officer

                    PURADYN FILTER TECHNOLOGIES INCORPORATED



                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 2003


         The 2003 Annual Meeting of the Stockholders of Puradyn Filter Technologies Incorporated will be held at 10:00 a.m., at the Holiday Inn Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426, on Wednesday, July 16, 2003. At the 2003 Annual Meeting, you will be asked to vote on the following matters:

         1.       To elect a Board of Directors consisting of seven (7) members;

         2. To ratify the appointment of Ernst & Young LLP as our independent auditors, to serve at the pleasure of the Board of Directors;

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record, as shown on our transfer books at the close of business on May 23, 2003, will be entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the 2003 Annual Meeting will be available for examination by any stockholder, for proper purposes, during normal business hours at our offices for a period of at least 10 days preceding the 2003 Annual Meeting.

         The Board of Directors recommends that you vote FOR the Board's slate of nominees to serve on the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP.

                                           By Order of the Board of Directors

                                           /s/ Richard C. Ford
                                           -------------------------
                                           Richard C. Ford
                                           Chief Executive Officer

June 6, 2003


PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                    PURADYN FILTER TECHNOLOGIES INCORPORATED


                                 PROXY STATEMENT


                       2003 ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 16, 2003


                                  INTRODUCTION

         The accompanying proxy is solicited by the Board of Directors of Puradyn Filter Technologies Incorporated ("Puradyn", "we", "us", "our") to be voted at the 2003 Annual Meeting of Stockholders to be held on July 16, 2003, and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to our stockholders for approval. Abstentions and broker non votes are counted for purposes of determining a quorum, but will not be counted as votes cast in connection with the election of directors and the ratification of our auditors. Any stockholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to Puradyn, in writing, by voting in person at the 2003 Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

         The shares entitled to vote at the 2003 Annual Meeting consist of shares of our common stock. Each share entitles the holder to one vote. At the close of business on May 23, 2003, the record date for determining those stockholders entitled to notice of and to vote at the 2003 Annual Meeting, there were 15,682,164 shares of our common stock issued and outstanding. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about June 6, 2003, and are accompanied by Puradyn's Annual Report on Form 10-KSB for the year ended December 31, 2002.

         In addition to the use of the mail, solicitations may be made by our employees, by us, by telephone, email, mailgram, facsimile, telegraph, cable and personal interview. We will bear all expenses of soliciting proxies.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


NOMINEES AND DIRECTORS

         Our Board of Directors currently consists of seven members. At the meeting, seven directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast, in person or represented by proxy, at the 2003 Annual Meeting. Therefore, the seven nominees receiving the greatest number of votes cast will be elected directors of Puradyn (assuming a quorum is present). We have no reason to believe that any nominee will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board, if any of the nominees become unable or unwilling to serve.

         The following persons have been nominated by the Board for election to the Board of Directors:

Name                     Age     Position
-------------------     ----     -----------------------------------------------

Joseph V. Vittoria        67     Chairman of the Board of Directors
Richard C. Ford           59     Chief Executive Officer and Director
Kevin G. Kroger           51     President, Chief Operating Officer and Director
Alan J. Sandler           64     Vice President, Secretary, and Director
Peter H. Stephaich        47     Director
Ottavio Serena            50     Director
Michael Castellano        62     Director

JOSEPH V. VITTORIA was appointed to our Board of Directors as Chairman on February 8, 2000. Mr. Vittoria was Chairman and Chief Executive Officer of Travel Services International, Inc. where he served since 1998. From 1987 to 1997, Mr. Vittoria served as Chairman and Chief Executive Officer of Avis, Inc., and was President and Chief Operating Officer of Avis, Inc. from 1982 to 1987. Mr. Vittoria also serves on the Board of Directors of ResortQuest International, Inc.

RICHARD C. FORD has been a Director of Puradyn since its inception in 1988. He also served as President of the Company from 1988 until April 1997, and as Chief Executive Officer and Treasurer until June 1997, and as Secretary of the Company from 1988 until August 1997. Mr. Ford resigned from the Company in 1997 but returned in April 1998 as President and in January 1999, Mr. Ford was elected Chairman of the Board of Directors and appointed Chief Executive Officer. Mr. Ford was also Director of TF Purifiner Ltd. through July 17, 1997 at which time he resigned, and was re-appointed as a Director in 1999.

KEVIN G. KROGER joined the Company July 3, 2000 as President and Chief Operating Officer and was appointed to the Board of Directors in November 2000. He was also appointed to the Board of Puradyn Filter Technologies, Ltd. in 2000. Mr. Kroger was with Detroit Diesel Corporation from 1989 to the time he joined Puradyn, serving in various executive positions prior to his appointment in 1998 to the position of Vice President and General Manager of Series 30/40 Product. From 1987 to 1989 he was Vice President of R.E.S. Leasing and of VE Corporation. Prior to this, from 1971 to 1987, Mr. Kroger held several management positions with Caterpillar Corporation.

ALAN J. SANDLER joined the Company in June 1998 as President, Chief Operating Officer, Secretary, Chief Financial Officer, and Director. In January 2000, he became Vice President and resigned from the positions of President and Chief Operating Officer. In March 2001, he resigned as Chief Financial Officer. From August 2001 until resignation in March 2002, Mr. Sandler resumed the position of Chief Financial Officer. From 1995 until 1997 Mr. Sandler served as President and Chief Executive Officer to Hood Depot, Inc., a national restaurant supply manufacturer and distributor. From 1979 to 1995 he was President and Chief Executive Officer of Sandler & Sons Dental Supply Company, a regional dental supply and equipment distributor. Previous to this position he was a Vice President of Gardner Advertising Company, a national advertising agency. Mr. Sandler was appointed as a Director of TF Purifiner Ltd. in 1999 through 2000.

PETER H. STEPHAICH was appointed to the Board of Directors at its June 12, 2000 meeting. Mr. Stephaich is currently Chairman, Chief Executive Officer and President of Blue Danube Incorporated, a private holding Company engaged in the river transportation industry on the Upper Ohio River. Mr. Stephaich has been on the Blue Danube Board of Directors since 1982 and has held the titles of Chief Executive Officer and President since 1995. Prior to 1995, Mr. Stephaich worked for various financial institutions, including four years at Bankers Trust Company where he provided international financial advisory services to the transportation and aerospace industries.

OTTAVIO SERENA is a principal of The Lynx Partners, a private equity consulting firm, where he arranges and co-invests in leveraged acquisitions as well as venture capital transactions. From 1993 to 1999 he was with Citicorp Venture Capital (CVC), a leveraged buy-out firm. At CVC he was involved in buy-out transactions including restructuring of financially troubled companies. From 1993 to 1997 he was President and Director of Galaxy Energy USA, a privately held oil trading company based in Houston, Texas. Mr. Serena served as interim Chairman and Director of RES Associates, a CVC portfolio company. From 1987 to 1993 he was a Managing Director and co-founder of The Lynx Partners, an investment banking firm based in New York specializing in M&A, buy-outs and corporate finance for both US and European companies. From 1982 to 1987, Mr. Serena was a Vice President for Bankers Trust Company responsible for corporate financing activities for large multi-national companies. From 1977 to 1982 he was a management trainee and then an Assistant Treasurer for J.P. Morgan, based for one year in Milan, Italy and the rest in New York, responsible for corporate finance activities for European multinational companies. Mr. Serena has a graduate degree in business and economics from the University of Rome.

MICHAEL CASTELLANO was appointed to the Board of Directors at our January 24, 2001 meeting. Mr. Castellano retired in 1997 from Kobren Insight Group, a financial services company, where he served as Chief Administrative Officer from 1995 to 1997, and in 1994, he was Executive Vice President of Wall Street Access, a discount brokerage firm. Prior to that, from 1988 to 1993, Mr. Castellano was Senior Vice President and Corporate Controller for Fidelity Investments. Mr. Castellano also serves on the Boards of Kobren Insight Funds and ResortQuest International, Inc., where he serves as Chairman of the Audit Committee.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

         During 2002, our Board of Directors met on 3 occasions and took action by unanimous written consent on 18 occasions. Each Director attended each meeting and concurred in each Board action by consent. We currently have an Audit Committee and a Compensation Committee.


Audit Committee

         The Audit Committee of the Board of Directors operates pursuant to a written charter, a copy of which was attached as Appendix A to the proxy statement for the Annual Meeting of Stockholders held in September 2001.

         During 2002, the Audit Committee of the Board of Directors was composed of three independent directors (as independence is defined in Section 121(A) of the AMEX listing standards), and operates under a written charter adopted by the Board of Directors. The Committee members were Michael Castellano (Chairperson), Peter H. Stephaich and Joseph V. Vittoria. On December 13, 2002, Joseph V. Vittoria resigned as a member of the Audit Committee so that the Audit Committee is comprised of only independent directors. During the fiscal year ended December 31, 2002, the Audit Committee met on 4 occasions.

         The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

         In this context, the Chairperson has met and held discussions with management and the independent auditors. Management represented to the Committee that Puradyn's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         In addition, the Committee has discussed with the independent auditors the auditor's independence from Puradyn and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         The Committee discussed with our independent auditors the overall scope and plans for their respective audit. The Committee meets with the independent auditors with and without management present, to discuss the results of their examinations, the evaluations of Puradyn's internal controls, and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Puradyn's Form 10-KSB for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

                                Michael Castellano           Peter H. Stephaich

Compensation Committee

         The Compensation Committee provides overall guidance for officer and employee compensation programs, including salaries and other forms of compensation including all employee stock option grants and warrant grants to non-employees. The Compensation Committee consists of Peter Stephaich (Chairperson), Joseph V. Vittoria, Ottavio Serena and Michael Castellano. The Compensation Committee held 3 meetings during the fiscal year ended December 31, 2002.


                             EXECUTIVE COMPENSATION

Cash Compensation

         The following table shows, for the three year period ended December 31, 2002, the cash and other compensation paid by us to our Chief Executive Officer and to each other executive officers who had annual compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE


                                                            OTHER
           NAME AND                                        ANNUAL           OTHER         LTIP
      PRINCIPAL POSITION           YEAR       SALARY        BONUS     COMPENSATION (1)    OPTIONS     COMPENSATION
-------------------------------- ---------- ------------ ------------ ------------------ ----------- ---------------
Richard C. Ford (2)                2002       $ 208,000  $        -        $  14,251            -             -
CEO and Director                   2001         208,000           -           17,890            -             -
                                   2000         200,000     150,000           13,644            -             -


Kevin G. Kroger                    2002         166,000      80,000 (4)       29,135            -             -
President, COO and Director        2001         166,000      76,000           30,641            -             -
                                   2000          83,000      50,000           18,289      300,000             -

Alan Sandler                       2002         100,000           -            5,117            -             -
Vice President and Secretary       2001         100,000           -            8,650            -             -
and Director (3)                   2000          96,615           -            7,865            -             -


(1) This amount represents payments made by the Company for health insurance premiums and car allowances, and, in the case of Mr. Kroger, also for life insurance and disability insurance premiums

(2) Mr. Ford served as Secretary of the Company until August 1996. Mr. Ford served as President of the Company until April 1, 1997 and served as Chief Executive Officer, Treasurer and Chief Financial Officer until June 19, 1997. Mr. Ford left the employment of the Company on July 17, 1997 and provided consulting services under an agreement with the Company until April 1, 1998 when he rejoined the Company. In February 2000, Mr. Ford resigned as Chairman of the Board of Directors, but remained as a Director.

(3) Mr. Sandler joined the Company in June 1998 as President, Chief Operating Officer, Secretary, Chief Financial Officer, and Director. In January 2000, he became Vice President and resigned from the positions of President and Chief Operating Officer. In March 2001, he resigned as Chief Financial Officer. In August 2001, Mr. Sandler resumed the position of Chief Financial Officer and then resigned from the position in March 2002.

(4) In January 2003, in lieu of the contractual cash bonus amount of $80,000, 100,000 ISO stock options were granted to Mr. Kroger.


Incentive and Non-qualified Stock Option Plans

         The Board of Directors adopted the 2000 Non-Employee Directors' Plan (the "Directors' Plan") on November 8, 2000, under which options to purchase 400,000 shares have been authorized for issuance. The Directors' Plan provides a means to attract and retain highly qualified persons to serve as non-employee directors and advisory.

         Each member of the Board of Directors will be automatically granted 5,000 options at the date of commencement of the Directors' Plan or their initial election as new members to the Board of Directors. Each director receives an additional 5,000 options at the close of each Annual Meeting of Stockholders. Additionally, each director automatically receives 2,500 options for each committee of the Board on which the director serves. Options are granted at a price equal to the fair market value of the stock on the date of grant, are exercisable commencing two years following grant, and will expire five years from the date of grant. In the event a person ceases to serve on the Board of Directors, the outstanding options expire one year from the date of cessation of service. The Directors' Plan is administered by the Board of Directors.

         The Company's 1999 Stock Option Plan (the "1999 Plan") and the 1996 Stock Option Plan (the "1996 Plan"), adopted on September 15, 1999 and amended in June 2000 and July 1996, respectively, will work to increase the proprietary interest in Puradyn by our employees, Board of Advisors, consultants, and non-employee Directors, and to align more closely their interests with the interests of Puradyn's stockholders. The Plans will also maintain our ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         Under the 1999 Plan and 1996 Plan, we had reserved an aggregate of 3,000,000 and 2,200,000 shares, respectively, of common stock for issuance pursuant to options granted under the Plans ("Plan Options"). The Board of Directors or a Committee of the Board of Directors (the "Committee") administers the Plans including, without limitation, the selection of the persons who will be granted Plan Options under the Plans, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Options granted under the 1996 and 1999 Plans may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plans also allow for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee and cannot be less than the par value of Puradyn's Common Stock.

         The per share purchase price of shares subject to Plan Options granted under the Plans may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

         Officers, directors, key employees and consultants of Puradyn and its subsidiaries (if applicable in the future) are eligible to receive Non-Qualified Options under the Plans. Only our officers, directors and employees, and those of our subsidiaries are eligible to receive Incentive Options.

         All Plan Options are generally nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee but is a member of Puradyn's Board of Directors and his service as a director is terminated for any reason, other than death or disability, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date or one year following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22 (c) (3) of the Internal Revenue Code of 1986, the Plan Option granted to him generally lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Committee may amend, suspend or terminate the Plans at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plans or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) extends the term of any Plan Option beyond ten years, or (iii) extends the termination date of the Plan. Unless the Plans shall theretofore have been suspended or terminated by the Board of Directors, the 1996 Plan shall terminate on July 31, 2006 and the 1999 Plan shall terminate on September 15, 2009. Any such termination of the Plans shall not affect the validity of any Plan Options previously granted thereunder.

         As of December 31, 2002, under the Directors' Plan, options to purchase 287,500 shares of common stock were outstanding. As of December 31, 2002, under the 1996 Plan, incentive stock options to purchase 157,357 shares of common stock were outstanding and non-qualified options to purchase 587,238 shares of common stock were outstanding and, under the 1999 Plan, incentive stock options to purchase 1,231,750 shares of common stock were outstanding and non-qualified options to purchase 22,000 shares of common stock were outstanding.

Options Granted to Officers and Directors

         On March 14, 2003, Chairman and Director Joseph V. Vittoria was awarded 125,000 Class A Warrants at $2.25 per share. Warrants were granted for a commitment of funds up to an aggregate of $3,500,000. The expiration date is March 14, 2008.

         On January 10, 2003, President/COO and Director Kevin Kroger was awarded 100,000 incentive stock options in lieu of and in exchange for the $80,000 year-end bonus, which was due and payable on December 31, 2002. These options were granted under the 1999 Plan with 50,000 vesting immediately and 50,000 vesting one year from the date of grant.

         On October 9, 2002, Directors Michael Castellano and Peter Stephaich were granted 10,000 each at $2.46 per share. On October 9, 2002 Director Ottavio Serena was granted 7,500 shares at $2.46 per share. These options were granted under the Directors' Plan and vest over two years from the date of grant.

         On August 12, 2002, Director of Manufacturing and Operations Jim Gaynor was awarded 60,000 incentive stock options at $2.86 per share. These options were granted under the 1999 Plan and will vest over four years from date of grant.

         On March 28, 2002, Chairman and Director Joseph V. Vittoria was awarded 100,000 Class A Warrants at $4.05 per share. Warrants were granted for a commitment of funds up to an aggregate of $2,500,000. The expiration date is March 28, 2007.

         On February 11, 2002, Chief Financial Officer Lisa De La Pointe was awarded 25,000 incentive stock options at $2.91 per share in addition to 50,000 incentive stock options previously awarded November 19, 2001 at $2.70 per share. These options were granted under the 1999 Plan and will vest over four years from date of grant.

         On January 24, 2001 and May 16, 2001 Director Michael Castellano was granted 7,500 and 2,500 at $6.50 and $4.81, respectively. On October 23, 2001 Directors Michael Castellano, Peter Stephaich and Ottavio Serena were granted 10,000, 10,000 and 7,500 options, respectively, at $2.60 per share. These options were granted under the Directors' Plan and vest over two years from the date of grant.

         On July 3, 2000, President/COO and Director Kevin Kroger was granted 300,000 qualified options at $9.25 per share, which become exercisable at 75,000 per year beginning July 3, 2001. On October 23, 2000 Chairman and Director Joseph Vittoria, and Directors Peter Stephaich and Ottavio Serena were granted 205,000, 10,000 and 7,500 options, respectively, at $5.88 per share. These options vest over two years from the date of grant.

         On January 7, 1999 Chief Executive Officer and Director Richard C. Ford was granted 100,000 non-qualified options at $.21 per share, which were immediately vested and exercisable. On April 1, 1999, Mr. Ford was granted 175,000 non-qualified options at $.94 per share of which 100,000 were immediately vested and exercisable and 75,000 vested on April 1, 2000. On April 14, 1999 Mr. Ford was granted 100,000 non-qualified options at $.56 per share, which vest on April 14, 2001. From June 18, 1999 to September 24, 1999, Mr. Ford was granted 114,510 non-qualified options at a zero exercise price compared to market prices of from $.31 to .51 per share in lieu of cash compensation. All vested and were exercisable immediately. On December 20, 1999, Mr. Ford was granted 275,000 qualified options at $1.10 per share, which were immediately vested and exercisable. Also, on December 20, 1999, Mr. Ford was granted 300,000 qualified options at $1.10 per share of which 150,000 vested on December 20, 2000 and 150,000 will vest on December 20, 2001.

         On July 8, 1998, Richard C. Ford was granted 300,000 stock options to purchase shares of the Company's Common Stock at $.38 per share. Of these options, 150,000 vested on July 8, 1998 and 150,000 vested on July 7, 1999.

         On August 2, 1996, the Company granted Chief Executive Officer and Director Richard C. Ford Incentive Plan Options to purchase an aggregate of 50,000 shares of common stock at $2.20 per share through August 2, 2001, of which 25,000 vested on August 2, 1996, 12,500 vested on August 2, 1997, and 12,500 vested on August 2, 1998. Mr. Ford surrendered these options for cancellation in 1999. On August 2, 1996, the Company granted Richard C. Ford non-qualified options to purchase an aggregate of 200,000 shares of Common Stock at $2.00 per share through August 2, 2004, of which 100,000 vested on August 2, 1996, 50,000 vested on August 2, 1997, and 50,000 vested on August 2, 1998. Mr. Ford also surrendered these 200,000 options for cancellation in 1999.


Options Granted to Officers and Directors

---------------------------------------------------------------------------------------------------------------------
                                          OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------------------------
                                                    Individual Grants
---------------------------------------------------------------------------------------------------------------------
                              Number of Securities         % of Total Options/SARs      Exercise or
          Name               Underlying Options/SARs       Granted to Employees in      Base Price        Expiration
                                   Granted (#)                   Fiscal Year              ($/Sh)            Date
---------------------------------------------------------------------------------------------------------------------
Michael Castellano                      10,000                   2.68%                $    2.46           10/09/07
-------------------------------------------------------------------------------------------------------------------
Ottavio Serena                           7,500                   2.01%                     2.46           10/09/07
-------------------------------------------------------------------------------------------------------------------
Peter H. Stephaich                      10,000                   2.68%                     2.46           10/09/07
-------------------------------------------------------------------------------------------------------------------
Joseph J. Gaynor, Jr.                   60,000                  16.06%                     2.86           08/12/12
-------------------------------------------------------------------------------------------------------------------
Lisa M. De La Pointe                    25,000                   6.69%                     2.91           02/11/12
-------------------------------------------------------------------------------------------------------------------

Option Exercises and Holdings

         The following table sets forth information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2002 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 2002 fiscal year.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

------------------------- -------------- --------------- ------------------------------------ -----------------------------------
                            NUMBER OF
                             SHARES                        NUMBER OF SECURITIES UNDERLYING
                           ACQUIRED ON                   UNEXERCISED OPTIONS/SARS AT FY-END   VALUE OF UNEXERCISED IN-THE-MONEY
                            EXERCISE        VALUE                        (#)                   OPTIONS/ SARS AT FY- END ($) (1)
------------------------- -------------- --------------- ------------------------------------ -----------------------------------
                               (#)         REALIZED ($)     EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------- -------------- --------------- ------------------ ----------------- ---------------- ------------------

Richard C. Ford                 -              -              375,000              -             $241,500              -
Chief Executive Officer
   and Director

Kevin Kroger                    -              -              150,000           150,000             (2)               (2)
President, COO and
   Director

Alan Sandler                    -              -                 -                 -                 -                 -
Vice President,
   Secretary and
   Director
------------------------- -------------- --------------- ------------------ ----------------- ---------------- ------------------

(1) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $1.99, the closing price reported on December 31, 2002.

(2) The closing price at December 31, 2002 of $1.99 is less than the exercise price of the options.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Puradyn. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were completed and filed on a timely basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows certain information regarding Puradyn's common stock beneficially owned on the May 23, 2003 record date, by:


o each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Puradyn's common stock,
o        each of Puradyn's directors,
o        each officer named in the Summary Compensation Table, and
o        all officers and directors as a group.

         A person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. At May 23, 2003, there were 15,682,164 shares of common stock outstanding. Except as otherwise indicated, (a) we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares, and (b) the address of each person is 2017 High Ridge Road, Boynton Beach, Florida 33426.

                                                                    Number                   Percent of
Name and Address or                                           of Common Stock                Beneficial
Identity of Group                                             Beneficially Owned             Ownership
---------------------------------------------------------------------------------------------------------
Quantum Industrial Partners LDC ("QIP") (1)                       4,570,000                    24.8%
Richard C. Ford (2)                                               2,233,985                    12.1%
Kevin G. Kroger (3)                                                 232,000                     1.3%
Alan J. Sandler (4)                                                 319,992                     1.7%
Joseph V. Vittoria (5)                                            1,645,073                     8.9%
Peter H. Stephaich (6)                                              110,000                       *
Ottavio Serena (7)                                                  127,500                       *
Michael Castellano (8)                                               19,000                       *
Lisa De La Pointe (9)                                                18,750                       *
All Officers and Directors as a group (*8 persons)                4,706,300                    25.5%

----------
*        Less than 1%.

(1) Address is c/o Curacao Corporation Company, N.V., Kaya Flamboyan, Willenstad Curacao, Netherlands, Antilles.

(2) Mr. Ford serves as Chief Executive Officer and as a Director. Includes options to purchase (i) 100,000 shares of Common Stock at $.56 per share through April 14, 2004, options to purchase 100,000 shares at $.21 per share through January 7, 2004, and options to purchase 175,000 shares at $.94 per share through April 1, 2004.

(3) Mr. Kroger is President, Chief Operating Officer, and a Director. Includes options to purchase 150,000 shares of Common Stock at $9.25 through July 3, 2010, and options to purchase 50,000 shares of common stock at $1.70 through January 10, 2013.

(4)      Mr. Sandler serves as Vice President, Secretary, and a Director.

(5) Mr. Vittoria serves as Chairman of the Board of Directors. Includes options to purchase 205,000 shares of Common Stock at $5.88 through October 23, 2005, a warrant to purchase 100,000 shares of Common Stock at $4.05 per share through March 28, 2007 and a warrant to purchase 125,000 shares of Common Stock at $2.25 per share through March 14, 2008.

(6) Mr. Stephaich serves as a Director. Includes options to purchase 10,000 shares of Common Stock at $5.88 through October 23, 2005.

(7) Mr. Serena serves as a Director. Includes options to purchase 10,000 shares of Common Stock at $5.88 through October 23, 2005, and warrants to purchase 100,000 shares of Common Stock at $1.00 through December 20, 2003.

(8) Mr. Castellano serves as a Director. Includes options to purchase 7,500 shares of Common Stock at $6.50 through January 24, 2006 and 2,500 shares of Common Stock at $4.81 through May 16, 2006.

(9) Ms. De La Pointe serves as Chief Financial Officer. Includes options to purchase 12,500 shares of Common Stock at $2.70 through November 19, 2011 and 6,250 shares of Common Stock at $2.91 through February 11, 2012.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1998 and 1999, we borrowed an aggregate of $525,000 from our bank under a revolving line of credit. The revolving line of credit was secured by certificates of deposit in the name of Richard C. Ford and held by the bank and a personal guarantee. On January 24, 2000, Mr. Ford and his daughter personally repaid the bank on our behalf and simultaneously converted their loans totaling $525,000 into 525,000 shares of our common stock. As a result of this conversion, and the conversions discussed above, we recorded compensation expense in 2000 totaling approximately $1,687,500 which represents the excess of the fair market value of the common stock received by Mr. Ford and his daughter over conversion price at the date of the conversion.

         In July 2001, we received promissory notes from two officers for the exercise of their vested stock options in the amount of $853,750 and bearing interest of 5.63%. The principal and accrued interest are due upon the earlier of the expiration of the original option periods, which range from July 2008 to December 2009, or upon the sale of the common stock acquired by the execution of the options.

         On March 28, 2002, we executed a binding agreement with one of our stockholders, who is also a Director, to fund up to $2.5 million through March 31, 2003. Under the terms of the agreement, we could draw amounts as needed in multiples of $500,000 to fund operations subject to Board of Director approval. Amounts drawn bear interest at the prime rate (4.25% as of May 23, 2003) payable monthly and become due and payable on December 31, 2003 or upon a change in control of the Company or consummation of any other financing over $3 million. In March 2003, the payback date was extended to December 31, 2004. In consideration for the stockholder entering into this agreement we granted the stockholder 100,000 common stock purchase warrants at an exercise price equal to the closing market price of the Company's stock on the date of grant. As of March 31, 2003, we had drawn $2,500,000 of the available funds. A deferred charge of $318,000 was recorded for the issuance of the warrants, which have an exercise price of $4.05. The deferred charge was initially amortized over the commitment period and subsequently revised to include the repayment period, which was extended to December 31, 2004.

         On March 14, 2003, we executed a second agreement with the same stockholder to fund up to an additional $3.5 million through December 31, 2003. Under the terms of the second agreement, we can draw amounts as needed in multiples of $500,000 to fund operations subject to Board of Director approval. Amounts drawn bear interest at the prime rate per annum payable monthly and become due and payable on December 31, 2004, or upon a change in control of Puradyn or consummation of any other financing over $7 million. In consideration, we granted the stockholder 125,000 Common Stock purchase warrants at an exercise price of $2.25. The fair value of the warrants granted was estimated at approximately $212,500, which was recorded as a deferred charge and is being amortized through the repayment period, which is December 31, 2004.

         On April 1, 2002, we executed an agreement with Richard J. Ford, who is the son of Richard C. Ford, the Company's CEO, and a third unrelated party, to receive web site and advertising consulting services. The agreement was for a term of 15 weeks and the two consultants received 10,000 stock options each as well as cash payments for services rendered. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rates of 4.65, volatility factors of the expected market price of our common stock of 1.39, a dividend yield of zero, and an expected life of 3 years. The deferred charge of $61,200 was amortized over the commitment period.

         In March 2003, Richard C. Ford lent us $100,000 for approximately one week to fund operations while the $3.5 million line-of-credit was being processed. Once the first $500,000 draw was made on the line-of-credit, the $100,000 was paid back to Mr. Ford on March 31, 2003.

         We believe that the transactions referred to above were on terms no less favorable to us than terms which could have been obtained from unrelated third parties.

Private Offering Investment by Directors

         In connection with Puradyn's March 2000 private offering of common stock, at $1.00 per share, the following Directors participated:

                  Joseph V. Vittoria                      $1,000,000
                  Peter H. Stephaich                      $  100,000
                  Ottavio Serena                          $   20,000

         In connection with Puradyn's September 2000 private offering of common stock, at $7.50 per share, the following Directors participated:

                  Joseph V. Vittoria                      $1,000,000
                  Kevin G. Kroger                         $  150,000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES.

                                   PROPOSAL 2

             PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
       AS INDEPENDENT AUDITORS OF PURADYN FILTER TECHNOLOGIES INCORPORATED

         The appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003, will be submitted for ratification by our stockholders. Ratification of the appointment of our auditors requires the affirmative vote of a majority of the shares of Puradyn's common stock voting at the annual meeting in person or by proxy.

Fees to Auditors.

         Audit Fees: The aggregate fees, including expenses, billed by Ernst & Young LLP in connection with their audit of our consolidated financial statements for the fiscal year ended December 31, 2002, and for their review of our quarterly reports on Form 10-QSB during the 2002 fiscal year, were $147,998.

         Financial Information Systems Design and Implementation Fees: The aggregate fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2002, for the professional services described in Paragraph (c)(4)(ii) of Rule 2.01 of Regulation S-X were nil.

         All Other Fees: The aggregate fees billed by Ernst & Young LLP for professional services rendered to us by Ernst & Young LLP during the 2002 fiscal year, other than Audit Fees and Financial Information Systems Design and Implementation Fees, were $1,500, including audit related services of nil and non-audit services of $1,500. Audit related services generally include fees for statutory audits, business combinations accounting consultations, Securities and Exchange Commission registration statements and internal audit outsourcing services. Nonaudit fees generally include tax compliance, tax services and corporate compliance services performed for us.

         The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees," above, is compatible with maintaining the principal accountant's independence and has determined that it is.


General.
--------

         Representatives of Ernst & Young LLP are expected to be present at the 2003 Annual Meeting, and (a) will be provided with an opportunity to make a statement if they desire to do so, and (b) are expected to be available to respond to appropriate questions from stockholders.

         Although the Board of Directors is submitting the appointment of Ernst & Young LLP for stockholder approval, it reserves the right to change the selection of Ernst & Young LLP as auditors, at any time during the fiscal year, if it deems such change to be in Puradyn's best interest, even after stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS PURADYN'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Any stockholder intending to present a proposal to be included in the proxy statement for our 2004 Annual Meeting of Stockholders must deliver a proposal in writing to our executive offices no later than February 1, 2004.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the 2003 Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                             ADDITIONAL INFORMATION

         Our Annual Report on Form 10-KSB, which includes audited, consolidated financial statements for the year ended December 31, 2002.

                    PURADYN FILTER TECHNOLOGIES INCORPORATED

                       2003 ANNUAL MEETING OF STOCKHOLDERS

                                  July 16, 2003

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    PURADYN FILTER TECHNOLOGIES INCORPORATED

         The undersigned hereby appoints Richard C. Ford proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Puradyn Filter Technologies Incorporated held of record by the undersigned on May 23, 2003, at the 2003 Annual Meeting of Stockholders to be held at the Holiday Inn Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426, on Wednesday, July 16, 2003 at 10:00 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2003 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

                              FOLD AND DETACH HERE

1. Election of Directors                                            FOR all
                                                                   nominees,
   Nominees: Joseph V. Vittoria,               FOR                 except as
   Richard C. Ford, Kevin G. Kroger,           all      WITHHOLD    noted
   Alan J. Sandler, Peter H. Stephaich,      nominees   AUTHORITY   below:
   Ottavio Serena, and Michael Castellano.     [  ]       [  ]       [  ]


--------------------
Nominee exception(s)

2. Proposal to ratify the appointment of       FOR      AGAINST     ABSTAIN
   Ernst & Young LLP as independent            [  ]      [  ]        [  ]
   auditors of Puradyn Filter Technologies
   Incorporated for the fiscal year ending
   December 31, 2003, to serve at the
   pleasure of the Board of Directors.

                                        DATED:
                                               ---------------------------------

                                               ---------------------------------
                                               (Signature)


                                               ---------------------------------
                                               (Signature if jointly held)


                                               ---------------------------------
                                               (Printed name(s))

                                        Please sign exactly as name appears
                                        herein. When shares are held by Joint
                                        Tenants, both should sign. When signing
                                        as attorney, as executor, as
                                        administrator, trustee or guardian,
                                        please give full title as such. If held
                                        by a corporation, the president or
                                        another authorized officer should sign
                                        below the full name of the corporation.
                                        If held by a partnership, an authorized
                                        person should sign below the full name
                                        of the partnership.

                                        PLEASE MARK, SIGN, DATE AND RETURN THIS
                                        PROXY IN THE ENCLOSED ENVELOPE. THANK
                                        YOU.

                              FOLD AND DETACH HERE